Exhibit 10.6

DEVELOPMENT AND SUPPLY AGREEMENT

This DEVELOPMENT AND SUPPLY AGREEMENT (“Agreement”), effective as of October 1, 1997, (the “Effective Date”), by and between Thermage, a California corporation, having a principal place of business at 905 San Ramon Valley Blvd., #110, Danville, California 94526 (“Thermage”), and Stellartech Research Corporation, having a principal place of business at 2665 Marine Way, Mountain View, California 94043 (“Stellartech”).

WHEREAS, Thermage and Stellartech desire that Stellartech perform work on behalf of Thermage with respect to developing an RF generator and disposable devices for application with Thermage’s proprietary technology related to cosmetic aesthetic surgery and collagen contraction of skin, on the terms and conditions set forth herein; and

WHEREAS, Stellartech desires to manufacture and sell Thermage Disposable Devices and Thermage Generators (as hereinafter defined) exclusively for and to Thermage, and Thermage is willing to purchase such generators from Stellartech;

NOW, THEREFORE, Thermage and Stellartech agree as follows:

1. DEFINITIONS

1.1 The following terms shall have the following meanings herein:

1.1.1 “Affiliate” shall mean: (a) any entity owning, controlling, or controlled by, directly or indirectly, at least 50% of the stock normally entitled to use for election of directors as a party; or (b) any entity of at least 50% of whose stock normally entitled to vote for election of directors is owned, controlling, or controlled by, directly or indirectly, a party, or if such level of ownership or control exceeds that which, is otherwise permissible in the country of residence of such entity, the maximum ownership or control right permitted in such country.

1.1.2 “Clinical Unit” shall mean a Thermage Generator or Thermage Disposable Device intended for use in clinical trials.

1.1.3 “Confidential Information” shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “confidential” at the time it is delivered, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within 30 days by the disclosing party, or (iii) any Thermage Disposable Device Technology or Thermage Generator Technology (as those terms are defined herein).

1.1.4 “Deliverables” shall mean the items to be delivered by Stellartech to Thermage pursuant to the Development Program.

1.1.5 “Product” shall mean a Thermage Disposable Device or a Thermage Generator, alone or together as part of a system.

1.1.6 “Prototype” shall mean a prototype Thermage Disposable Device designed and built in accordance with the Development Program, or prototype Thermage Generator based on a Stellartech Generator having appropriate control capabilities and designed and built in accordance with the Development Program.

1.1.7 “Spare Parts” shall mean a part, subassembly, or component of a Product for replacement of the corresponding part, subassembly, or component in a Product.

1.1.8 “Specifications” shall mean the technical and other specifications for the Thermage Generator and Thermage Disposable Devices to be developed in the Development Program and set forth in Exhibit B.

1.1.9 “Stellartech Generator” shall mean a generator designed, developed, and manufactured and owned by Stellartech meeting Stellartech’s standard specifications for generators.

1.1.10 “Thermage Consumable Components” shall mean the component parts designed by Stellartech for use in connection with the Thermage Disposable Devices.

1.1.11 “Thermage Consumable Component Technology” shall mean all tangible and intangible results and items arising out of, developed in connection with or constituting the results of the Development Program which relate to a Thermage Consumable Components, including all Deliverables, ideas, inventions, discoveries, designs, know-how, notes, memoranda, documentation, and all patents, copyrights, trade secrets and other intellectual property rights constituting, embodied in, or pertaining to any of the foregoing.

1.1.12 “Thermage Disposable Device” shall mean a disposable device designed by Stellartech for use in connection with the Thermage Generator and meeting Specifications to be developed in accordance with the Development Program and attached hereto as Exhibit B.

1.1.13 “Thermage Disposable Device Technology” shall mean all tangible and intangible results and items arising out of, developed in connection with or constituting the results of the Development Program which relate to a Thermage Disposable Device, including all Deliverables, ideas, inventions, discoveries, designs, know-how, notes, memoranda, documentation, and all patents, copyrights, trade secrets and other intellectual property rights constituting, embodied in, or pertaining to any of the foregoing.

1.1.14 “Thermage Generator” shall mean a generator and accessories therefore, meeting the applicable Specifications designed in accordance with the Development Program and set forth in Exhibit A hereto.

1.1.15 “Thermage Generator Technology” shall mean all tangible and intangible results and items arising out of, developed in connection with or constituting the results of the Development Program which relate to a Thermage Generator but not a Stellartech Generator, including all Deliverables, ideas, inventions, discoveries, designs, know-how, notes, memoranda, documentation, and all patents, copyrights, trade secrets and other intellectual property rights meeting the foregoing criteria.

2. PRODUCT DEVELOPMENT

2.1 Development Program. Stellartech shall use its best efforts to design, construct, and comprehensively test each Prototype in accordance with the initial Research and Development Plan, Timetable and Budget set forth on Exhibit A (the “Development Program”). Subsequently, the Development Program shall be amended as mutually agreed by both parties in writing to cover Stellartech’s future testing and development efforts, including, but not limited to its efforts with regard to Clinical Units followed by commercially available Products. Stellartech agrees to notify Thermage, through its President, in writing on a regular basis, but in no event less than once a month, as to the status of Stellartech’s efforts under the Development Program during the period covered by such report.

2.2 Clinical Development. (a) Stellartech shall design, develop and construct a Clinical Unit for each of the Thermage Disposable Device and the Thermage Generator, and any required component or subassembly thereof and shall deliver such Clinical Units to Thermage in accordance with the Development Program; (b) Stellartech shall deliver to Thermage such other Deliverables as are contemplated by the Development Program in accordance with the Development Program; and (c) as requested by Thermage and automatically at the conclusion of the Development Program, Stellartech, so long as Thermage is not in breach of its material obligation hereunder, shall deliver in writing to Thermage any and all data and information held by or in the control of Stellartech which is necessary or useful to obtain regulatory approval of the Products in the United States or any foreign country.

2.3 Testing of Products. Stellartech shall use its best efforts to design, construct and comprehensively test the Thermage Generator and Thermage Disposable Devices in accordance with the Development Program. Stellartech will use best efforts to ensure that the Products, once the clinical phase is completed, will (i) be tested by an internationally recognized testing agency, such as TUV, and in accordance with IEC601 requirements, as applicable and (ii) pass any such testing and be suitable for approval by all U.S. and foreign regulatory agencies having jurisdiction over medical devices. During the term of the Development Program, Stellartech, agrees to promptly provide Thermage with a copy of all sections of any report received from any testing agency relating to a Thermage Generator or Thermage Disposable Device. Stellartech shall be compensated for its services rendered under this Paragraph 2.3 in accordance with Paragraph 2.4, below.

2.4 Payment for Services Rendered. In consideration of the Stellartech’s performance of this Agreement, Thermage will make payments for services rendered in accordance with Stellartech’s Standard Rates, attached hereto as Exhibit C (the “Standard Rates”).

2.5 Meetings. During the term of the Development Program, the parties agree that at least one designated representative of each party will meet regularly at mutually agreed times and locations to discuss the progress of the Development Program, including any proposed changes(s) or modification(s) to the Specifications for the Thermage Disposable Devices or the Thermage Generator.

2.6 Subcontractors. Stellartech may subcontract its obligations under this Agreement, provided that any such subcontractor first enters into written nondisclosure and non-use obligations at least as protective of Thermage Confidential Information as those contained herein.

2.7 Non-Competition. During the term of this Agreement or for so long as Stellartech manufactures Products for Thermage, whichever is longer, Stellartech agrees that it shall not on its own behalf or on behalf of any third party engage directly or indirectly in any activity or enter into any business relationship with any other person, corporation, or entity engaged in a business which competes with Thermage. For purposes of this Paragraph 2.7, any activity relating to cosmetic aesthetic surgery and collagen contraction of skin “competes” with Thermage.

2.8 Consulting.

(a) During the term of this Agreement, Stellartech shall make Roger A. Stern, Ph.D., President of Stellartech, reasonably available to consult from time to time with respect to design and development of Thermage Disposable Devices and Thermage Generators, temperature-based RF measurements in medical devices, thermal effects in biological tissue, regulatory considerations with the use of RF and thermal technologies, and generally as may otherwise relate to methods, equipments, and technology used, or desired to be used, by Thermage, as requested by Thermage. Such consultation may be by means of personal visits to locations by Thermage, correspondence, or telephone calls, as mutually agreed by the parties and shall be available pursuant to Stellartech’s Standard Rate’s schedule, attached hereto as Exhibit C.

(b) As a founder of Thermage, Stern will provide up to two hours per week of services to Thermage at no charge to support coordinating/management meetings between Stellartech and the Thermage. Thermage shall reimburse Stellartech for all reasonable expenses provided Thermage has approved the expenses in advance and in writing

2.9 Delivery and Acceptance.

2.9.1 Delivery. Upon completion of each Development Task specified in the Development Program, Stellartech shall provide to Thermage the corresponding Deliverable(s), including documentation, for evaluation by Thermage.

2.9.2 Acceptance. Within 30 days after delivery of a Deliverable, Thermage shall provide Stellartech with written acceptance thereof, or a statement of defects to be corrected. Stellartech shall promptly (but in any event within 60 days) correct such defects and return the corrected Deliverable(s) for retesting and/or reevaluation, and Thermage shall within 15 days after such redelivery provide Stellartech with written acceptance or a statement of defects relating thereto. If Thermage has not accepted a particular Deliverable within 150 days of initial delivery thereof, then Thermage may, with written notice to Stellartech, elect to terminate this Agreement immediately for default by Stellartech, without further opportunity to cure; provided, however, that until Thermage notifies Stellartech of its election to terminate, Stellartech shall continue to attempt to correct any stated defect(s) and provide such Deliverable in a conforming manner.

2.9.3 Improper Shipment. Thermage reserves the right to return, at Stellartech’s expense, any unauthorized early or over shipment from Stellartech of Products or Spare Parts without prior written approval.

2.10 Changes. Thermage shall have the right to request reasonable changes in or modifications (“Changes”) to the Specifications for the Thermage Disposable Devices and Thermage Generators. If Changes will result in an increase in the cost of the Development Tasks or Deliverables, the parties shall agree in writing upon an estimate of additional time and material costs for the accomplishment of any Changes. Stellartech shall not incur or expend costs in excess of the estimate in connection with the Changes without Thermage’s prior written consent, such consent not to be unreasonably withheld. Stellartech shall provide Thermage monthly written reports regarding the progress and time and materials costs associated with the Changes, if any, and from time to time and at Thermage’s request, the parties shall meet to discuss Stellartech’s progress, time, and materials costs associated with such Changes.

2.11 Development Task Reports. Stellartech shall provide monthly written progress reports during the term of the Development Program. Such reports shall summarize the progress with respect to the Development Tasks during the preceding month. All such reports shall be owned exclusively by Thermage, though Stellartech may retain one copy, and be Confidential Information, subject to Article 9 herein.

2.12 Right of Access. Representatives of Thermage shall have the right to visit Stellartech’s facilities during normal working hours to observe the performance of the Development Program, discuss the Development Program with representatives of Stellartech, and inspect and copy all documents relevant to the Development Program.

2.13 Technical Assistance. During the term of this Agreement Stellartech shall make available to Thermage, at Thermage’s request, ongoing technical assistance with respect to the Thermage Generators and Thermage Disposable Devices. This technical assistance will be provided to Thermage at Stellartech’s Standard Rates.

2.14 Ownership. Thermage shall own all right, title and interest in and to the Thermage Disposable Device Technology and to the Thermage Generator Technology, except as provided in Section 3.2, below. Stellartech shall retain all right, title and interest in and to the Stellartech Generator, except for the licenses expressly granted to Thermage herein. Stellartech hereby irrevocably transfers, conveys and assigns to Thermage its entire right, title, and interest in any intellectual property conceived, reduced to practice, or otherwise developed during the term of this Agreement which relates to a Thermage Generator or Thermage Disposable Device. Stellartech shall require each of its employees who will be involved in the Development Program hereunder to enter into confidentiality and proprietary rights agreements, in a form acceptable to Thermage, giving effect to the foregoing. Thermage shall have the exclusive right to apply for or register patents, copyrights, and such other proprietary protection(s) as it deems appropriate with respect to Thermage Disposable Devices and the Thermage Generator. Stellartech agrees to execute such documents, render such assistance, and take such other action as Thermage may reasonably request, at Thermage’s expense, to apply for, register, perfect, enforce, and defend Thermage’s rights.

3. MANUFACTURE AND SALE

3.1 Stellartech Manufacturing Licenses.

(a) Subject to the terms and conditions herein, Thermage hereby grants to Stellartech, and Stellartech hereby accepts, a fully paid-up, non-exclusive manufacturing license under Thermage’s interest in the Thermage Generator Technology and Thermage Disposable Device Technology solely for the purpose of making and selling Thermage Generators and Thermage Disposable Devices to Thermage pursuant to this Agreement. This restricted license shall terminate upon termination of this Agreement.

(b) Subject to the terms and conditions herein, and subject to limitation of Thermage’s rights under a license agreement between Thermage and Edward W. Knowlton, M.D. dated July 30, 1997, Thermage hereby grants to Stellartech, and Stellartech hereby accepts, a perpetual, royalty free, non-exclusive manufacturing license under Thermage’s interest in the Thermage Generator Technology and Thermage Consumable Components to make, have made, use and sell products incorporating Thermage Generator Technology and Thermage Consumable Component Technology solely for uses that are not competitive with Thermage’s business of cosmetic aesthetic surgery and collagen contraction of skin.

3.2 Thermage Manufacturing License. At any time during the term hereof, Thermage may obtain a fully paid-up license, with the right to sublicense, under Stellartech’s interest in the Stellartech Generator Technology, to manufacture Thermage Generators for cosmetic aesthetic surgery and collagen contraction of skin, by (i) paying to Stellartech $100,000 to purchase such right, or (ii) purchasing a cumulative total of 300 Thermage Generators. In the event Thermage exercises its right to acquire such a license, Stellartech agrees to sign any documents and take all steps as are necessary and requested by Thermage to provide Thermage with all Thermage Generator Technology and Thermage Disposable Device Technology in Stellartech’s possession or control. In such an event, Stellartech shall also consult, at Stellartech’s Standard Rates, with Thermage and/or any entity designated by Thermage regarding manufacturing of Products. For purposes of clarification, it is understood Thermage shall not require any grant of license to manufacture itself, or have manufactured by a third party, the Thermage Disposable Devices.

3.3 Purchase and Sale.

3.3.1 Generators. Stellartech agrees to exclusively manufacture and sell to Thermage, and Thermage agrees to purchase from Stellartech, Thermage’s requirements for Products during the term of this Agreement. The parties agree that during the term of this Agreement, Thermage shall submit purchase orders to Stellartech for Products and Spare Parts in accordance with the terms hereof, and if such purchase orders are accepted by Stellartech and this Agreement is not terminated pursuant to Section 14.2 or 14.3, Thermage shall purchase and Stellartech shall supply any Product or Spare Parts so ordered in accordance with the terms hereof.

3.3.2 Spare Parts. At all times while Stellartech is the exclusive manufacturer of Products, Stellartech agrees to maintain a Spare Parts inventory. Thermage shall be entitled purchase pursuant to a Spare Parts purchase order at a price equal to Stellartech’s cost plus material burden of 20% plus shipping expense plus (i) 10%, with respect to Spare Parts to be delivered to Thermage’s principal place of business, or (ii) 15%, with respect to Spare Parts designated by Thermage in the corresponding purchase order as “Field Service Parts” to be delivered to a location other than Thermage’s principal place of business.

3.4 Forecasts. Following the successful completion of the Development Program, Thermage shall provide Stellartech with a quarterly rolling forecast of Thermage’s anticipated quarterly requirements of Products for the following 12 month period commencing on the date of such forecast. The first three calendar months of such forecast shall be binding on both parties and the remaining 9 months shall be provided for Stellartech’s planning purposes only. It is understood that Thermage shall use reasonable efforts to make each forecast as accurate as possible.

3.5 Orders. Thermage may initiate purchases under this Agreement by fax or by submitting written purchase orders to Stellartech at the address above. All purchase orders shall be numbered and dated and shall identify each item ordered by Stellartech part number and quantity. All purchase orders shall also contain shipping instructions, a specified delivery date, a destination and billing address (if different from Thermage’s address listed above), the net unit price for the item(s) ordered and a signature made by an authorized Thermage representative.

3.6 Acceptance. Purchase orders shall be binding when accepted by Stellartech. Stellartech shall acknowledge each purchase order in writing within ten business days of receipt. Within such ten day period, Stellartech may reject an order which does not conform with the terms and conditions of this Agreement. Notice of rejection must be sent to Thermage by telex or fax, followed by notification in writing. If an order is neither confirmed nor rejected by Stellartech within ten business days of receipt, it shall be deemed to have been accepted. ALL PURCHASE ORDERS AND ACKNOWLEDGMENTS WILL BE GOVERNED SOLELY BY THE TERMS AND CONDITIONS OF THIS AGREEMENT.

3.7 Lead Times.

3.7.1 Standard Lead Times. To facilitate Stellartech’s production scheduling, Thermage will submit purchase orders for Products or Spare Parts to Stellartech with a lead time of at least 90 days prior to the specified delivery date with respect to Products or Spare Parts ordered therein, and Stellartech shall use best efforts to deliver any such Products or Spare Part(s) in accordance with the terms of the corresponding purchase order.

3.8 Delivery Date. Unless otherwise agreed in writing by the parties, Stellartech shall use best efforts to deliver Products to Thermage at the specified destination no later than three days after the date specified in the corresponding purchase order.

3.9 Shipping. All Products subject to this Agreement shall be suitably packed for shipment in containers adequate to insure safe arrival of the goods at Thermage’s designated delivery destination, marked for shipment to the address specified in Thermage’s purchase order or such other address as Thermage may specify in writing, and delivered to a carrier or forwarding agent chosen by Thermage. Stellartech shall mark all containers with necessary lifting, handling and shipping information, purchase order numbers, and date of shipment. An itemized packing list must accompany each shipment. Thermage shall bear all costs for transportation, shipping and insurance expenses. In the event that Thermage requests special packaging or finishing for any order, Thermage shall also pay the incremental cost for such special packaging or finishing; provided, however, that Stellartech agrees to include any special documentation regarding the Products requested by Thermage at no additional charge. All shipping papers and/or invoices shall include the purchase order number and serial numbers of Products shipped.

3.10 Terms and Conditions. This Agreement contains the exclusive terms and conditions which shall apply to all purchases of Products by Thermage. In ordering and delivering Products, Thermage and Stellartech may use their standard forms, but nothing in such forms shall amend or modify the terms of this Agreement. In case of conflict between such forms and this Agreement, the terms of this Agreement shall control.

3.11 Second Source. In the event Thermage acquires a manufacturing license pursuant to Article 3.2, or in the event Stellartech is unable to or fails to meet any Product requirements and such failure is not cured within 60 days after the original scheduled delivery date, Thermage shall, at its sole discretion and at no cost, have the right, but not the obligation, to (i) select a second source to manufacture Products for all or part of Thermage’s requirements, and/or (ii) itself undertake the manufacture of part or all of its Product requirements. In the event Thermage either selects a second manufacturing source or itself undertakes the manufacture of Products, Stellartech shall actively cooperate with and use its best efforts to enable the second source and/or Thermage, as the case may be, to begin and continue such manufacture as soon as is commercially practicable, and to provide such documentation, assistance, and consulting (at Stellartech’s Standard Rates) to such party as may be required or helpful in manufacturing Products. In the event Thermage requests that Stellartech provide manufacturing assistance, Stellartech shall use its best efforts to promptly dispatch to the second source or Thermage, as the case may be, one or more mutually agreed technical personnel to assist in establishing a manufacturing operation, who shall be compensated at Stellartech’s Standard Rates. Upon request by Thermage, designated Thermage personnel shall be given adequate opportunity to study and observe the manufacture of Products by Stellartech at Stellartech’s production facility and other appropriate locations, at reasonable times and for reasonable periods.

3.12 Country of Origin Certification. Upon Thermage’s request, Stellartech will provide Thermage with an appropriate certification stating the country of origin of the Products and any component or subassembly thereof sufficient to satisfy the requirements of any applicable export licensing regulation and the customs authorities of the country to which Thermage intends to ship the Products.

4. CANCELLATION AND RESCHEDULING

4.1 Rescheduling; Changes. Thermage may reschedule, adjust the number of Products ordered, or cancel all or a portion of a purchase order previously accepted by Stellartech, provided Thermage provides Stellartech notice of such rescheduling, adjustment, or cancellation at least 45 days in advance of the delivery date specified in the corresponding purchase order. Stellartech shall use its best efforts to comply with all rescheduled delivery dates. Requests for rescheduling, adjustment, or cancellation made by Thermage less than 20 days prior to the specified delivery date may be accepted or rejected at Stellartech’s discretion. In the event that Thermage requests rescheduling, adjustment or cancellation of an order for delivery less than 45 days before the specified delivery date, Stellartech may request that Thermage pay an inventory deposit with respect to any materials which have been received or for which noncancellable orders have been placed by Stellartech prior to Stellartech’s receipt of the notice of rescheduling, adjustment or cancellation.

4.2 Delayed Delivery. Stellartech shall promptly notify Thermage if any circumstance arises which could result in delivery of a Product after the specified delivery date in an accepted purchase order. If Thermage has not received Products for which Stellartech accepted a purchase order more than 20 days following the specified delivery date, and the cause of such delay was within the reasonable control of Stellartech, Thermage shall, in addition to other remedies provided herein with respect to a failure by Stellartech to meet its supply obligations, be entitled to cancel such order, in whole or part, with such cancellation to be effective immediately upon Stellartech’s receipt of notice to such effect from Thermage.

5. PRICING AND PAYMENT

5.1 Generator Prices

5.1.1 Thermage Generator Prices. For each Thermage Generator ordered hereunder after FDA approval of the Thermage Generator, upon the commencement of commercial sales (excluding Clinical Units), Stellartech agrees that the target price for each Thermage Generator, up to a cumulative maximum of 300, is estimated to be between $4,000 and $5,000 (plus any incremental cost associated with Thermage’s specifications and any adjustments relating to volumes of units purchased by Thermage). Actual pricing terms will be negotiated in good faith by the parties.

5.1.2 Thermage Disposable Device Prices. After completion of the Development Program for Thermage Disposable Devices and prior to the commencement of commercial sales (excluding Clinical Units) therefore, Thermage and Stellartech agree to negotiate in good faith regarding manufacture of the Thermage Disposable Devices, it being understood that Thermage is under no obligation to provide such manufacturing rights to Stellartech.

5.1.3 Future Prices. Notwithstanding the foregoing, one year after commencement of commercial sales of any Product, and periodically thereafter (but in no event any more frequently once per year), the parties shall agree in good faith on a fixed price for such Product ordered hereunder during the upcoming year in accordance with good business judgement and the principles set forth in Section 5.1.1 above.

5.2 Audit Rights. During the term of this Agreement and for a period of one year thereafter, Thermage or its designees shall have the right to inspect the books and records of Stellartech relating to the performance of this Agreement and the costs associated with the development of Deliverables and manufacture and sale to Thermage of Products, such inspections to occur once per year during ordinary business hours, upon reasonable notice.

5.3 Taxes. All prices described herein are exclusive of federal, state, and local excise, sales, use, and similar taxes. Thermage shall be liable for and shall pay all applicable taxes invoiced by Stellartech, unless Thermage provides Stellartech with a properly executed tax exemption certificate prior to delivery of an invoice setting forth any such taxes.

5.4 Payment. Stellartech shall issue Thermage individual invoices for each shipment of Products hereunder. Each such invoice shall separately itemize the Products purchased and shipped, the individual and total prices therefor, taxes, transportation, shipping and insurance charges, and any special packaging or finishing charges. Thermage shall pay each invoice within 30 days of the date of such invoice or the delivery date, whichever is later. Payment of an invoice shall not constitute implied acceptance of the Products listed thereon.

5.5 Payment Method. Thermage shall, at its discretion, make payment for Products by check or by wire transfer to an account specified by Stellartech.

6. PRODUCT QUALITY

6.1 Quality Assurance. Stellartech agrees to assure the quality level of Products through the use of a formal quality assurance program reasonably acceptable to Thermage. Such program shall require Stellartech to prepare and maintain written records sufficient to enable Thermage to trace the history of each Product. Pursuant to such program, Stellartech shall place serial or lot numbers on all Products to enable the identification and tracing of individual Products. During the term of the Agreement, Thermage shall have the right to audit such quality assurance program, at its expense, during regular business hours.

6.2 Inspection. Stellartech shall conduct a final inspection and quality control test on each Product prior to shipment to verify that such Product meets and conforms with the applicable Specifications. Each shipment of Products shall be accompanied by a quality assurance analytical data sheet (the “Q.A. Data Sheet”).

6.3 Inspection and Acceptance. Thermage shall have the right, and Stellartech shall cooperate to the fullest extent practicable in giving Thermage an opportunity, to inspect the Products at all times and places, including during the period of manufacture. However, no inspection or test made prior to final inspection and acceptance at Thermage’s facility shall relieve Stellartech from responsibility for defects or any other failure to supply conforming goods. Final inspection and acceptance of Products shall be at Thermage’s facility, and shall be performed within ten working days after Thermage receives the Products.

6.4 Latent Defects. It is understood that Products may have defects (“defects” meaning that such Products fail to conform to the applicable Specifications or otherwise fail to conform to the warranties given by Stellartech herein) which would not be discoverable upon reasonable physical inspection or testing (the “Latent Defects”). As soon as either Thermage or Stellartech becomes aware of a Latent Defect in any Products, it shall immediately notify the other party and, at Thermage’s election, such Products shall be deemed nonconforming to the Specifications and rejected as of the date of such notice.

6.5 Presence at Facility. During the term of this Agreement, Thermage shall have the right upon reasonable notice and during normal business hours to have its representatives visit the facilities at which Products are being manufactured, and to inspect such facilities and the records relating to the manufacture of Products to verify Stellartech’s compliance with the terms of this Agreement and the warranties in Article 8 below, including Stellartech’s manufacture of Products in compliance with Good Manufacturing Practices (“GMP”), ISO 9000 requirements, or other applicable rules and regulations.

7. POST DEVELOPMENT PRODUCT CHANGES

7.1 Requested Modifications. After the Development Program Thermage may request or Stellartech may suggest changes in the design or operation of the Products relating to improvements, or the reliability or serviceability thereof. The parties shall promptly discuss such modifications in good faith and Stellartech shall make any modifications requested or approved by Thermage, provided Thermage agrees to pay the reasonable costs of implementing such changes (including possible scrapping or reworking of existing units) which may alter the purchase prices hereunder as agreed by the parties.

7.2 Mandatory Modifications. In the event any changes must be made in the Products to comply with official requirements (including governmental regulation or industrial standards), Stellartech shall make any such changes thereto. Any such changes, other than those due to Stellartech’s negligence, shall be paid for by Thermage at Stellartech’s Standard Rates. It is understood that this may result in schedule changes, non-recurring expenses or Product price adjustments which will be negotiated by the parties in good faith at such time. With respect to Products changed to comply with such requirements that have been ordered but not yet delivered, an appropriate adjustment of the delivery date shall be agreed by the parties.

7.3 Validation Units. In the event any change effecting form, fit, function, safety, reliability, or performance of the Product is made at Thermage’s request, Thermage shall pay Stellartech its Standard Rates for effecting such change(s) and Stellartech shall ship to Thermage one or more validation units incorporating such changes. Within 30 days after receipt of such validation unit(s), Thermage shall notify Stellartech of whether it approves or disapproves of the proposed changes. Stellartech shall not implement any proposed change(s) in any additional Products until the end of such 30 day period, or until Thermage provides notice of its approval of such change(s), whichever occurs earlier. At Thermage’s request, Stellartech shall stop all further manufacture of any Products until such approval is given by Thermage.

8. PRODUCT WARRANTY

8.1 Limited Warranty. Stellartech hereby warrants to Thermage that:

8.1.1 On the date of shipment, all Products sold by Stellartech to Thermage hereunder are new, will comply with the applicable Specifications, and any further specifications, standards, and/or criteria agreed upon by the parties, and, as applicable, conform fully with the Q.A. Data Sheet provided for the particular Product;

8.1.2 Products purchased hereunder shall be free from defects in material and workmanship for a period of 12 months from the date of shipment to Thermage;

8.1.3 all of the Products sold hereunder are manufactured, packaged, stored, and shipped in conformance with all applicable GMP, ISO 9000 requirements, or other applicable rules and regulations which are in force or hereinafter adopted by the FDA, as set forth in the Specifications;

8.1.4 title to all Products sold hereunder shall pass to Thermage as provided herein free and clear of any security interest, lien, or other encumbrance;

8.1.5 Stellartech shall use best efforts to meet Thermage’s required shipment and/or delivery schedule(s) as provided in purchase orders submitted in accordance with the terms herein; and

8.1.6 the Products sold to Thermage hereunder shall have been manufactured, packaged, and stored in facilities which are approved by the FDA or other regulatory agency having jurisdiction thereover at the time of such manufacture, packaging, and storage, to the extent such approval is required by law or regulation.

8.2 Effect of Warranty.

8.2.1 Options. If any Product purchased hereunder does not meet the warranties specified herein or otherwise applicable, Thermage may require Stellartech to replace or correct at no cost to Thermage any defective or nonconforming Product(s) within 60 days after Thermage notifies Stellartech of such defect. If Stellartech fails or refuses to so replace or correct such Products within such period of time, then Thermage may either, (i) return any nonconforming Product(s) to Stellartech at Stellartech’s expense and recover from Stellartech the cost thereof, or (ii) replace or correct the defective or nonconforming Product(s) itself and receive reimbursement from Stellartech for the reasonable cost of such correction. The foregoing remedies are in addition to all other remedies at law or in equity or under this Agreement and shall not be deemed to be exclusive thereof. All warranties and remedies available hereunder to Thermage shall also be available to Thermage’s Affiliates, licensees, distributors, and customers.

8.2.2 No Waiver. No inspection or acceptance, approval, or acquiescence by Thermage with respect to nonconforming Products shall relieve Stellartech from any portion of its warranty obligation, nor shall waiver by Thermage of any Specification requirement for one or more Products constitute a waiver of such requirements for remaining Products unless expressly agreed by Thermage in writing.

8.3 Warranty Procedures. Subject to Section 8.2 above, Thermage may send Products with defects covered by the foregoing warranties to Stellartech’s repair center at an address specified by Stellartech from time to time. Thermage shall request authorization from Stellartech prior to the return of each defective Product for repair or replacement by Stellartech. Upon such request, Stellartech shall provide Thermage with a Return Material Authorization (“RMA”) tracer number to be prominently displayed on the shipping container for the defective Product(s). Once Thermage receives an RMA number for any defective Product, Thermage may ship such Product to Stellartech’s designated repair facility, at Stellartech’s expense, in its original shipping container or in a container of equivalent protective constitution. If such defective Product is received by Stellartech during the applicable warranty period, Stellartech shall, at its sole option and expense, repair or replace such Product, employing, at its option, new or used parts, and shall ship the repaired or replaced Product to Thermage, freight prepaid.

8.4 Exclusions. The limited warranties set forth in this Article above shall not apply to defects to a Product which result from normal wear and tear or improper, unqualified, or unauthorized repair.

8.5 Maintenance. Upon commercialization of any Product, Stellartech and Thermage shall enter into a service and maintenance contract providing that Stellartech shall be responsible for performing all service and maintenance with respect to Products manufactured by Stellartech promptly upon request by Thermage. Such service and maintenance shall be provided at Stellartech’s Standard Rate.

9. BUSINESS OPERATING SYSTEMS

While this Agreement is in effect, Stellartech hereby grants Thermage and its successors an option to a non-exclusive license of Stellartech’s internal Business Operating Systems (the “Systems”), including its Quality System, and excluding third party operating systems such as commercial MRP products that require licenses from their originator. The license will be drafted and executed at the time of Thermage’s exercise of such option, however, Stellartech and Thermage hereby agree that such license will include the following essential terms: (i) the license will be for use by Thermage and shall not be conveyed for use by other third parties without the prior written consent of Stellartech, which will not be unreasonably withheld; (ii) assistance provided to Thermage by Stellartech with regard to the Systems shall be compensated at Stellartech’s Standard Rates (iii) upon termination of this Agreement, the license agreement shall continue in effect and Thermage shall pay Stellartech $4,167 per month for such continuation, from the date of termination of this Agreement until November 2000, after which time the license shall be fully paid and shall continue in effect without charge.

10. CONFIDENTIALITY

10.1 Confidential Information. Stellartech and Thermage agree that, except as expressly permitted hereunder, they will not disclose to any third party or use any Confidential Information of the other. Each party agrees to maintain and to use its best efforts to prevent unauthorized disclosure or use of the Confidential Information and to prevent the same from falling into the public domain or the possession of unauthorized persons. Each party agrees to disclose to its employees and subcontractors only such Confidential Information as is necessary in performing the acts allowed by this Agreement. Each party shall immediately advise the other of any disclosure, loss, or use of Confidential Information in violation of this Agreement. Each party agrees that for a period of seven years from the Effective Date it will hold the other party’s Confidential Information in strict confidence and not disclose to any third party any such Confidential Information except as expressly agreed upon in writing by the other party.

10.2 Exclusions. Confidential Information shall not include information:

10.2.1 that becomes lawfully known or available to the receiving party from a source other than the other party to this Agreement without breach of this Agreement;

10.2.2 that was already known to the receiving party, as evidenced by written records, before its disclosure by the disclosing party to the receiving party;

10.2.3 that is within, or later falls within, the public domain without breach of this Agreement by either party;

10.2.4 publicly disclosed with the written approval of the party that would otherwise assert confidentiality pursuant to this Agreement; or

10.2.5 disclosed pursuant to a requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order.

11. TRADEMARKS

Thermage, in its sole discretion, may select the trademarks, trade names, and trade dresses to be used in connection with the Products, and all such trademarks, trade names and trade dresses shall be and become the exclusive property of Thermage. Stellartech shall not adopt any trademark, trade name or trade dress that may be confusingly similar therewith. Stellartech shall acquire no interest or rights in and to any trademarks, trade names and trade dresses selected or used by Thermage. Thermage shall have the right to remove any Stellartech trademarks incorporated in, marked on, or fixed to the Products, unless such markings are required by law.

12. REPRESENTATIONS AND WARRANTIES

12.1 Thermage. Thermage represents and warrants on an continuing basis that: (i) it has the right to enter into this Agreement; (ii) it is a corporation duly organized, validly existing, and in good standing under the laws of the state in which it is incorporated; (iii) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (iv) it has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder; and (v) any employee, subcontractor or other personnel who will perform work related to or in connection with this Agreement, have access to Stellartech Confidential Information, or manufacture Products has executed an appropriate confidentiality agreement and a proprietary information and technology agreement in favor of Thermage, pursuant to which such employee or other personnel is obligated to assign his/her entire right, title, and interest in and to any invention, discovery, technology, or related intellectual property conceived of, reduced to practice, or otherwise developed in the course of their employment to Thermage.

12.2 Stellartech. Stellartech represents and warrants on an continuing basis that: (i) it has the right to enter into this Agreement; (ii) it is a corporation duly organized, validly existing, and in good standing under the laws of the state in which it is incorporated; (iii) it has the power and authority, to execute and deliver this Agreement and to perform its obligations hereunder; (iv) it has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder; (v) any employee, subcontractor or other personnel who will perform work related to or in connection with this Agreement, have access to Thermage Confidential Information, or manufacture Products has executed an appropriate confidentiality agreement and a proprietary information and technology agreement in favor of Stellartech, pursuant to which such employee or other personnel is obligated to assign his/her entire right, title, and interest in and to any invention, discovery, technology, or related intellectual property conceived of, reduced to practice, or otherwise developed in the course of their employment to Stellartech; (vi) it has not and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument, or undertaking to which Stellartech is a party; (vii) it is registered with and in good standing with the FDA to manufacture medical devices, and will receive such comparable registration with the government of the State of California prior to the manufacture of Products for sale; and (viii) it will at all times conduct its business in a manner to ensure maintenance of its good standing with regulatory agencies.

13. INDEMNITY

13.1 Thermage Indemnity. Thermage shall defend, indemnify, and hold Stellartech, its officers, directors, employees, and agents (each an “Stellartech Indemnitee”) harmless from any and all damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by a Stellartech Indemnitee as a result of any claim, action, suit, or proceeding by a third party based on any breach or alleged breach of any of Thermage’s representations and warranties in Section 12.1; provided, however, that Thermage shall have no obligation to indemnify any Stellartech Indemnitee for any damage, liability, cost or expense to the extent caused by any negligent or wilful act or omission by or on behalf of Stellartech.

13.2 Stellartech Indemnity. Stellartech shall defend, indemnify, and hold Thermage, its officers, directors, employees, and agents (each a “Thermage Indemnitee”) harmless from any and all damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by a Thermage Indemnitee or any Thermage customer, representative, distributor, or dealer arising out of any claim, action, suit, or proceeding by a third party based on any breach or alleged breach of any of Stellartech’s representations and warranties in Section 12.2, any failure of a Product manufactured by Stellartech to meet the applicable Specifications, or otherwise arising out of or in connection with Stellartech’s performance of this Agreement; provided, however, that Stellartech shall have no obligation to indemnify any Thermage Indemnitee or customer, distributor, dealer, or representative of Thermage for any damage, liabilities, costs, or expenses to the extent caused by any negligent or wilful act or omission by or on behalf of Thermage.

13.3 Procedure. In the event that a party, or any of its Affiliates, directors, officers, employees, or agents (each an “Indemnitee”) intends to claim indemnification under this Article 12, such Indemnitee shall notify the other party (the “Indemnitor”) in writing of any alleged loss, claim, damage, liability, or other action (individually or collectively, a “Liability”) in respect of which the Indemnitee intends to claim indemnification hereunder. The failure by any Indemnitee to deliver written notice to the Indemnitor within a reasonable time after becoming aware of any Liability for which indemnification is later sought hereunder, if prejudicial to the Indemnitor’s ability to defend against such Liability, shall relieve Indemnitor of any obligation to such Indemnitee under this Article 12. The Indemnitor shall have the sole right to control the conduct of any action, defense, or other proceeding, including settlement, in respect of indemnification sought hereunder for any Liability, and the Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation and conduct of any action, defense, settlement, or other proceeding covered by this Article 12. An Indemnitee shall not, except at its own non-reimbursable cost, voluntarily make any payment or incur any expense with respect to any Liability, or make any admission of liability or attempt to settle any claim in respect of a Liability without the prior written consent of the Indemnitor, which consent the Indemnitor shall not be required to give.

14. TERM AND TERMINATION

14.1 Term. The term of this Agreement shall commence on the Effective Date and shall extend until the third anniversary of the date Thermage receives FDA approval to commercially sell Products in the United States, unless terminated earlier as provided herein. This Agreement may be extended by written mutual agreement of the parties.

14.2 Termination for Cause. Either party may, without penalty, terminate this Agreement or cancel any purchase order or portion thereof effective upon written notice to the other party in the event of one of the following events:

14.2.1 The other party materially breaches this Agreement, and such breach remains uncured for 60 days following written notice of breach by the nonbreaching party, unless such breach is incurable, in which event termination shall be immediate upon receipt of written notice;

14.2.2 Any Force Majeure as set forth in Section 16.5 delays the other party’s performance for more than 60 days; or

14.2.3 A petition for relief under any bankruptcy statute is filed by or against the other party, or the other party makes an assignment for the benefit of creditors, or a receiver is appointed for all or a substantial part of the other party’s assets, and such petition, assignment or appointment is not dismissed or vacated within 60 days.

14.3 Permissive Termination. Thermage shall have the right to terminate the Development Program or this Agreement for any reason, or no reason, upon 30 days notice to Stellartech, provided, however, that such termination shall not relieve Thermage of any obligation with respect to payments owed hereunder to Stellartech for services rendered prior to such termination.

14.4 Effect of Termination or Expiration.

14.4.1 Cessation of Development Program. If Thermage terminates the Agreement prior to the completion of the Development Program, Stellartech will immediately cease making expenditures attributable to the Development Program upon receipt of Thermage’s notice of intent to terminate, other than those expenses reasonably necessary to terminate its services then being performed for Thermage. Thermage shall reimburse Stellartech for all services actually performed prior to its receipt of notice of termination. Within 30 days of the effective date of termination, Stellartech shall provide Thermage a final written report of all costs incurred and shall reimburse Thermage for any funds advanced in excess of total costs incurred.

14.4.2 Accrued Rights and Obligations. In the event of expiration of this Agreement, the provisions hereof shall continue to apply to (i) all purchase orders accepted by Stellartech prior to the effective date of expiration, and (ii) Products ordered on such purchase orders. Except as provided herein, termination or expiration of this Agreement shall not relieve or release either party from making payments for obligations accrued prior to such termination. In the event Thermage terminates this Agreement for cause other than for Stellartech’s failure to meet its Products supply obligation hereunder, Thermage will purchase from Stellartech at Stellartech’s actual cost plus 20% material burden such raw materials, work in progress relating to Products, and finished Products made by Stellartech prior to the effective date of such termination. In the event Thermage terminates this Agreement because of Stellartech’s failure to meet its supply obligations hereunder, Thermage shall be relieved of its obligation to pay Stellartech for Products ordered by purchase orders accepted by Stellartech but not yet delivered, and Thermage shall have no obligation with respect to (i) raw materials ordered by Stellartech in respect of such Products and (ii) work in progress relating to Products. Upon expiration or termination of this Agreement, Thermage shall have the right to purchase Stellartech’s Spare Parts inventory at Stellartech’s cost plus 20% material burden.

14.4.3 Return of Confidential Information. Upon any termination, but not expiration, of this Agreement, each party shall promptly return to the other any Confidential Information received from such party prior to such termination, and the returning party shall no longer be entitled to use any such Confidential Information for any purpose.

14.4.4 Assistance by Stellartech. In the event of any termination of this Agreement during the term hereof, at Thermage’s request and expense, Stellartech shall use its best efforts to assist Thermage, as it may elect at its sole discretion, to (i) locate and establish a second source for the manufacture of Products meeting the applicable Specifications, and/or (ii) initiate and thereafter continue to itself manufacture all or a part of its Product requirements, unless termination is due to breach by Thermage.

14.5 Survival. Sections 1.2, 2.10, 6.5, and Articles 8, 10 - 11 an 13 - 16 shall survive the termination of this Agreement for any reason.

15. ARBITRATION

If a dispute arises between the parties relating to the interpretation or performance of this Agreement, or the grounds for the termination hereof, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within 30 days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, and unless otherwise mutually agreed, such dispute shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by one (1) arbitrator in Santa Clara County, California. Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating his decision within 30 days of the completion of the arbitration. Such arbitration shall be concluded within nine (9) months following the filing of the initial request for arbitration. The parties shall bear the costs of arbitration equally and shall bear their own expenses, including attorneys’ and other professional fees. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

16. MISCELLANEOUS

16.1 Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts of laws.

16.2 Compliance with Laws. Stellartech shall perform this Agreement in compliance with all applicable U.S. and foreign national, state and local laws, rules and regulations. Stellartech shall indemnify Thermage and its customers for loss or damage sustained because of Stellartech’s noncompliance with any such law, rule, or regulation. Stellartech shall furnish to Thermage any information requested or required by Thermage during the term of this Agreement or any extension hereof to enable Thermage to comply with the requirements of any U.S. or foreign federal, state, and/or government agency.

16.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY.

16.4 Inspections by Government Agencies. With respect to any adverse findings affecting Products, Stellartech shall promptly notify Thermage of any inspections by U.S. and foreign national, federal, state, or local regulatory representatives (including, without limitation, FDA, EPA, EEOC, OSHA, and corresponding or similar foreign agencies or entities, state agencies, or building code inspectors) of any facility at which Products are being or will be manufactured, and shall provide Thermage with the results of any such inspection, including actions taken by Stellartech or any other entity to remedy conditions cited in any such inspection. Without limiting the generality of the foregoing, Stellartech shall provide copies of any written inspection reports issued by such agencies and all correspondence between Stellartech and the agency involved. Stellartech shall permit such regulatory agencies to conduct whatever inspections of the facilities at which Products are to be manufactured as such agencies may request in connection with Thermage’s obtaining approval to manufacture and market the Products, and shall cooperate fully with any such regulatory entity, domestic or foreign, as the case may be, during any such inspections. Stellartech will give Thermage prompt written notice of any inspection relating to Products and allow representatives of Thermage to be present at such facilities during any such inspection.

16.5 Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party’s control and without such party’s fault or negligence.

16.6 Independent Contractors. Stellartech shall perform its obligations hereunder as an independent contractor and shall be solely responsible for its own financial obligations. Nothing contained herein shall be construed to imply a joint venture or principal and agent relationship between the parties, and neither party shall have any right, power, or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder. Stellartech will not act as an agent of Thermage, and Stellartech’s employees shall not be deemed to be employees of Thermage for the purpose of any employee benefit program, tax withholding, FICA taxes, unemployment benefits, or otherwise.

16.7 Confidentiality of Agreement. Except as required by law, Stellartech shall not disclose the contents or any term of this Agreement to any person or entity without the prior written consent of Thermage, which consent shall not be unreasonably withheld.

16.8 Further Assurances. At any time or from time to time on and after the Effective Date, Stellartech shall at the request of Thermage (i) deliver to Thermage such records, data, or other documents consistent with the provisions of this Agreement, and (ii) execute and deliver, or cause to be delivered, all such assignments, consents, documents, or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions as Thermage may reasonably deem necessary or desirable in order for Thermage to obtain the full benefits of this Agreement and the transactions contemplated hereby.

16.9 Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid, (registered or certified), or sent by overnight delivery service, to the President at the address listed at the top of this agreement, or such other address as either party may specify in writing. All such notices shall be effective upon receipt.

16.10 No Use of Names. Neither party will use the name of the other in its advertising or promotional materials without the prior written consent of such other party, which consent shall not be unreasonably withheld.

16.11 No Implied License. Except as expressly provided herein, nothing contained in this Agreement shall be implied to grant Stellartech any license with the respect to any Confidential Information, Deliverables, Products, or Technology.

16.12 Assignment. Stellartech shall not assign this Agreement or any rights hereunder without the prior written consent of Thermage. Thermage may assign this Agreement without restriction.

16.13 Severability. If any provision(s) of this Agreement shall be held invalid, illegal, or unenforceable, to the maximum extent possible this Agreement shall continue in full force and effect without said provision.

16.14 Modification; Waiver. This Agreement may not be altered, amended, or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

16.15 Entire Agreement. This Agreement and the exhibits hereto represent and constitute the entire agreement between the parties and supersede all prior agreements and understandings with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

THERMAGE		STELLARTECH RESEARCH CORPORATION

By:	/s/ Keith L. Mullowney	By:	/s/ Roger A. Stern
Print Name:	Keith L. Mullowney	Print Name:	Roger A. Stern
Title:	President	Title:	President

EXHIBIT A

DEVELOPMENT PLAN, TIMETABLE AND BUDGET

Thermage Research and Development Plan

Objectives:

Design a system for shrinking skin using RF energy.

Design the RF source/cooling system and hand held applicator probe.

Determine optimal treatment parameters from the matrix of possible treatment parameters.

Validate the system in bench top experiments and animal models. Have a prototype system ready for human clinical trials.

CONFIDENTIAL

Tasks

Task 1:	Develop product specifications and definitions. Develop intellectual property to protect device designs. Perform theoretical modelling to optimize electrode configuration, power delivery parameters, investigate effect of surface cooling.

Task 2:	Build test fixtures for benchtop evaluation of electrode configurations, ability to measure all parameters of interest – temperature, pressure, power/time, skin hydration, etc.

Task 3:	Define the treatment matrix and write experimental protocols. Perform limited testing on animal tissue to validate protocols and prepare for treatment matrix evaluation.

Task 4:	Perform experiments on animal and human tissue to investigate the effects of varying treatment parameters. Define expected ranges for optimal treatment.

Task 5:	Incorporate results from tasks 1 - 4 into a prototype system for animal testing.

Task 6:	Perform animal testing, evaluate results.

Task 7:	Build system for human clinical testing per FDA GMP/ISO EN46001 requirements.

Task 8:	Perform safety/validation testing to support IRB or IDE filing for human clinical trials. Prepare regulatory filings.

Task 9:	Ready for human clinical trials.

CONFIDENTIAL

Time Table and Budget

12 months for completion of tasks 1-9. Approximately $25,000 in equipment costs, $25,000 - $30,000 per month for labor/materials. $100,000 in outside costs for animal testing, regulatory consultation for IRB submissions, IDE if required, misc.

Stellartech:	R&D labor/materials	$300,000	$360,000
	Equipment	$25,000	$25,000

Thermage:	CEO (half time)	$75,000	$75,000
	Regulatory/animal testing/misc	$100,000	$100,000

TOTAL		$500,000	$560,000

CONFIDENTIAL

THERMAGE HIGH LEVEL DEVELOPMENT SCHEDULE

CONFIDENTIAL

EXHIBIT B

PRODUCT SPECIFICATIONS

EXHIBIT C

STELLARTECH STANDARD RATES SCHEDULE

AMENDMENT AGREEMENT

Recitals

THIS AMENDMENT AGREEMENT (This “Agreement”) is made as of March 22, 2002 between Thermage, Inc., a Delaware corporation (the “Company”), and Stellartech Research Corporation (“Stellartech”).

A. The Company and Stellartech are parties to that certain Development and Supply Agreement dated October 1, 1997 (the “Development and Supply Agreement”).

B. Section 16.14 of the Development and Supply Agreement provides that such agreement may be amended with the written consent of the Company and Stellartech.

C. The investors in the second closing of the Company’s Series C Preferred Stock financing have required as a condition to their investment that the Company and Stellartech amend the Development and Supply Agreement to clarify the license rights granted to the Company under Section 3.2 of such agreement.

D. The Company and Stellartech desire to facilitate the second closing of the Company’s Series C Preferred Stock financing.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

The first sentence of Section 3.2 of the Development and Supply Agreement is hereby amended to read in its entirety as follows:

“At any time during the term hereof; Thermage may obtain a fully paid-up license, with the right to sublicense, under Stellartech’s interest in the Stellartech Generator Technology, to manufacture, have made, use, sell, offer for sale and import Thermage Generators for cosmetic aesthetic surgery and collagen contraction of skin, by (i) paying to Stellartech $100,000 to purchase such right, or (ii) purchasing a cumulative total of 1,000 Thermage Generators.”

(The remainder of this page is intentionally left blank)

IN WITNESS WHEREOF, this Amendment Agreement has been executed as of the date first written.

THERMAGE, INC.

By:	/s/ Keith L. Mullowney
Keith L. Mullowney
President and Chief Executive Officer

STELLARTECH RESEARCH CORPORATION

By:	/s/ Roger A. Stern
Roger A. Stern
President

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (This “Agreement”) is made as of September 6, 2002 between Thermage, Inc., a Delaware corporation (the “Company”), and Stellartech Research Corporation (“Stellartech”).

Recitals

A.	The Company and Stellartech are parties to that certain Development and Supply Agreement dated October 1, 1997 (the “Development and Supply Agreement”).

B.	Section 16.14 of the Development and Supply Agreement provides that such agreement may be amended with the written consent of the Company and Stellartech.

C.	The Company and Stellartech desire to clarify certain required information, notifications, reviews and approvals regarding post development product changes and product quality.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

In Section 6 of the Development and Supply Agreement, Section 6.6 is added to read in its entirety as follows:

6.6	Medical Device Reporting. Should Stellartech become aware of any information relating to product function and/or safety that may be reportable to US FDA under 21 CFR Part 803 (Medical Device Reporting) or to a member of the EEA under MDD Vigilance such information shall be reported to Thermage immediately.

In Section 7 of the Development and Supply Agreement, Section 7.4 is added to read in its entirety as follows:

7.4	Required information, notification, reviews and approvals.

7.4.1	Thermage will approve, by signature on the document cover page, both Product Specification and Software Requirement Specification documents in the Stellartech Design Control System for products designed and manufactured by Stellartech for Thermage.

7.4.2

Stellartech shall notify Thermage in advance and prior to release of any product and/or service changes, that affect FORM, FIT or FUNCTION of the device, so that Thermage may determine whether the change(s) may affect the quality of the finished device. Changes to FIT are changes that affect the way a product interacts with other products or accessories to such a degree that those other products or accessories would have to be altered to accommodate the change. Changes to FORM are changes that impact the way the user interacts with or uses the product to such an extent that the user would require additional or altered instructions to properly use the device. Changes to FUNCTION are changes that impact the end result(s) and/or expected outcomes(s) experienced by the patient. Thermage shall be responsible for determining and executing any US FDA pre-clearance filing requirements under Section 510(k) of the US FD&C Act.

7.43	All product labeling changes require Thermage (Quality Department) review and approval prior to implementation.

7.4.4	Thermage will be invited to all design reviews held by Stellartech on products designed and manufactured by Stellartech for Thermage. Thermage should attend all significant design reviews. Stellartech shall provide Thermage copies of minutes/notes from all design review meetings.

7.4.5	Stellartech will provide Thermage in a timely manner with copies of all revisions to 900-, and 910-XXXX-XXX part number documents.

7.4.6	Stellartech shall provide Thermage with all necessary information so that it may maintain up-to-date Technical Files as required for CE Marking for the ThermaCool TC System RF Generator and Cooling Module.

IN WITNESS WHEREOF, this Amendment Agreement has been executed as of the date first written.

Thermage		Stellartech Research Corporation

By:		By:
Signature:	/s/ Keith L. Mullowney	Signature:	/s/ Roger A. Stern
	Keith L. Mullowney		Roger A. Stern

Date:	9/4/02	Date:	09/09/2002
Title:	President & CEO	Title:	President

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (This “Agreement”) is made as of September 10, 2003 between Thermage, Inc., a Delaware corporation (the “Company”), and Stellartech Research Corporation (“Stellartech”).

Recitals

A.	The Company and Stellartech are parties to that certain Development and Supply Agreement dated October 1, 1997 (the “Development and Supply Agreement”).

B.	Section 14.1 and Section 16.14 of the Development and Supply Agreement provides that such agreement may be amended with a written consent of the Company and Stellartech.

C.	The Company and Stellartech desire to extend the Term of the agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 14.1 of the Development and Supply Agreement is amended to delete the sentence, “This agreement may be extended by written mutual agreement of the parties”.

Section 14.1 of the Development and Supply Agreement is amended to add in place of the deleted sentence, “This agreement will extend month to month beyond the third anniversary of the date Thermage receives FDA approval to commercially sell Products in the United States and either party shall have the right to terminate the Agreement for any reason, or no reason, upon 30 days notice.

IN WITNESS WHEREOF, this Amendment Agreement has been executed as of the date first written.

Thermage		Stellartech Research Corporation

By:		By:
Signature:	/s/ Robert F. Byrnes	Signature:	/s/ Roger A. Stern
	Robert F. Byrnes		Roger A. Stern

Date:	9/10/03	Date:	9/10/2003
Title:	President & CEO	Title:	President